                                                                    Exhibit 10.2



--------------------------------------------------------------------------------
                               PHOTOWORKS, INC.
                          LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

     This LOAN AND SECURITY AGREEMENT is entered into as of December 20, 2000, by and between IMPERIAL BANK ("Bank") and PHOTOWORKS, INC. ("Borrower").

                                   RECITALS

     Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                   AGREEMENT

     The parties agree as follows:

     1.  DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

               "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

               "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

               "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

               "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

               "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

               "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the State of Washington are authorized or required to close.

               "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

               "Closing Date" means the date of this Agreement.

               "Code" means the California Uniform Commercial Code.

               "Collateral" means the property described on Exhibit A attached hereto.

               "Committed Revolving Line" means a credit extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

               "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

               "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

               "Credit Extension" means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

               "Daily Balance" means the amount of the Obligations owed at the end of a given day.

               "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

               "Equity Event" means the closing of Borrower's next round of private equity financing after the date hereof.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "Event of Default" has the meaning assigned in Article 8.

               "GAAP" means generally accepted accounting principles as in effect from time to time.

               "Guarantor" means each of Seattle Filmworks Manufacturing Company, Opticolor, Inc., and Filmworks Express, Inc.

               "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

               "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

               "Intellectual Property Collateral" means all of Borrower's right, title, and interest in and to its intellectual property, including without limitation the following:

               (a)  Copyrights, Trademarks and Patents;

               (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

               (c) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above:

               (d) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

               (e) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

               (f) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity payable in respect of any of the foregoing.

               "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

               "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

               "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

               "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

               "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

               "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an

Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

               "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

               "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

               "Permitted Indebtedness" means:

               (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

               (c) Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value at the time of acquisition of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $2,000,000 in the aggregate at any given time;

               (d)  Subordinated Debt;

               (e) Indebtedness to trade creditors incurred in the ordinary course of Borrower's business; and

               (f) Indebtedness not otherwise permitted under Section 7.4 which does not exceed $100,000 in the aggregate at any given time.

               "Permitted Investment" means:

               (a) Investments existing on the Closing Date disclosed in the Schedule; and

               (b) Investments permitted under Borrower's investment policy, as approved by its Board of Directors and amended from time to time, provided that Bank approves such policy prior to the Closing Date and gives its prior consent to any amendments thereto; and

               (c) Investments not otherwise permitted under Section 7.7 which do not exceed $100,000 in the aggregate during the term of this Agreement.

               "Permitted Liens" means the following:

               (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

               (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause
(a) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

               (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (b) through (c) above.

               "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

               "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

               "Responsible Officer" means each of the President/Chief Executive Officer, and the Chief Financial Officer/Treasurer.

               "Revolving Facility" means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

               "Revolving Maturity Date" means the earlier of (i) April 30, 2001 or (ii) the date of the Equity Event.

               "Schedule" means the schedule of exceptions attached hereto, if any.

               "Shares" has the meaning assigned in Section 4.4.

               "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

               "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

               "Term Sheets" means signed term sheets, in form and substance satisfactory to Bank, from investors satisfactory to Bank indicating a commitment on the part of such investors to purchase not less than $10,000,000 of Borrower's equity securities in connection with its next round of financing.

               "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

     2.  LOAN AND TERMS OF PAYMENT.

          2.1  Credit Extensions.

               Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

               (a)  Revolving Advances.

                    (i) Subject to and upon the terms and conditions of this Agreement, Borrower may request and Bank shall lend to Borrower Advances in an aggregate outstanding amount not to exceed the Committed Revolving Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

                    (ii) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower's deposit account.

          2.2  [Intentionally Omitted.]

          2.3  Interest Rates, Payments, and Calculations.

               (a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two percent (2%) above the Prime Rate.

               (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

               (c) Payments. Interest hereunder shall be due and payable in arrears on the fifteenth (15) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. During the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.5  Fees.  Borrower shall pay to Bank the following:

               (a) Facility Fee. On the Closing Date, a Facility Fee equal to Six Thousand Two Hundred Fifty Dollars ($6,250) which shall be deducted from loan proceeds and which shall be nonrefundable; and

               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

          2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense with respect to the Obligations as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

     3.  CONDITIONS OF LOANS.

          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a)  this Agreement;

               (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

               (c)  two financing statements (Form UCC-1);

               (d)  a warrant to purchase stock;

               (e)  an intellectual property security agreement;

               (f)  an account control agreement;

               (g)  agreement to provide insurance;

               (h)  payment of the fees and Bank Expenses then due specified in
Section 2.5 hereof;

               (i) a Guaranty, Third Party Security Agreement, and two financing statements signed by each Guarantor;

               (j) a certificate of the Secretary of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Guaranty and Third Party Security Agreement;

               (k)  stock powers for each Subsidiary, executed in blank; and

               (l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

     4.  CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

          4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, as necessary or advisable in order to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. As to that portion of the Negotiable Collateral consisting of Borrower's Books, Bank will have a right of inspection, upon reasonable notice, as further specified in Section 4.3, rather than a right of delivery, provided that this limitation shall only apply so long as no Event of Default has occurred which is continuing.

          4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

          4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all shares of stock owned by Borrower which are part of the Collateral (the "Shares"), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. The certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default, Bank may effect the transfer of any securities included in the Collateral into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank's security interest in the Collateral. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Collateral and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

     5.  REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants as follows:

          5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of all provisions of the Loan Documents relating to Borrower are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

          5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

          5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property, goods or services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor's agent for immediate and unconditional acceptance by the account debtor.

          5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

          5.6 Intellectual Property Collateral. To the best of Borrower's knowledge, Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the

Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and, to the best of Borrower's knowledge, no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower's rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower's rights under such agreement.

          5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

          5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

          5.9 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

          5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

           5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

          5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

          5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

          5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except as disclosed in the Schedule and except for Permitted Investments.

          5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

          5.16 Investment Accounts. None of Borrower's property is maintained or invested with a Person other than Bank.

          5.17 Shares. Borrower has full power and authority to create a first lien on the Collateral and no disability or contractual obligation exists that would prohibit Borrower from pledging the Collateral pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

          5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

     6.  AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

          6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

          6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

          6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within five (5) days of the Securities and Exchange Commission (the "SEC") standard filing date for its Form 10-K, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, as soon as available, but in any event within five (5) days of the SEC standard filing date, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower's intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

     Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank an inventory cost report, together with aged listings of accounts receivable and accounts payable.

     Borrower shall deliver to Bank with the monthly financial statements and its Form 10-Q a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

          6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

          6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

          6.6  Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business and ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

          6.7 Principal Depository. Borrower shall maintain its principal depository, operating, and investment accounts with Bank.

          6.8 Term Sheets. Borrower shall deliver the Term Sheets to Bank on or before February 28, 2001.

          6.9 FirstStar Account. Borrower shall cause all amounts held at its account at FirstStar BANK OF MINNESOTA to be moved to an account with Imperial Bank or Imperial Securities at the end of each business day.

          6.10  Registration of Intellectual Property Rights.

               (a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, within forty-five (45) days of the date of this Agreement, (ii) all registerable intellectual property rights Borrower has developed as of the date of this Agreement but heretofore failed to register, within forty-five (45) days of the date of this Agreement, and (iii) those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product or service, prior to the sale or licensing of such product or the rendering of such service to any third party, and prior to Borrower's use of such product (including without limitation major revisions or additions to the intellectual property rights listed on such Exhibits A, B and C). Borrower shall give Bank notice of all such applications or registrations.

               (b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

               (c) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Borrower's Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of such Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights of Borrower's to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

               (d) Bank may audit Borrower's Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

          6.11 Subsidiaries. Borrower shall cause each Subsidiary to guaranty all amounts owing from Borrower to Bank and to execute a guaranty and third party security agreement in form and substance reasonably satisfactory to Bank, along with all other documents reasonably requested by Bank in connection with such secured guaranty.

          6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7.  NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of surplus, worn-out or obsolete Equipment.

          7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto) without first giving notice to and obtaining the written consent of Bank which will not be unreasonably withheld. Borrower will not suffer or permit a Change in Control or without thirty (30) days prior written notification to Bank, relocate its chief executive office. Borrower will not change the date on which its fiscal year ends without Bank's prior written consent.

          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without first giving notice to and obtaining the written consent of Bank which will not be unreasonably withheld. Notwithstanding the foregoing, this Section 7.3 shall not apply to transactions in which the sole consideration is Borrower's stock, Borrower is the surviving entity, and after giving effect to such transaction, there is no Change in Control, provided that at the time of any such transaction an Event of Default has not occurred which is continuing and no Event of Default would exist after giving effect to such transaction.

          7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

          7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments. Maintain or invest any of its property with a Person other than Bank unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank.

          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as are disclosed in the Schedule or as Bank may otherwise approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

          7.11 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

          7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower's rights and interests in any Collateral.

     8.  EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

          8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

          8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

          8.3 Material Adverse Change. If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral;

          8.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

          8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

          8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a Material Adverse Effect;

          8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

          8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

          8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

          8.10 Guaranty. If any guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any guaranty of all or a portion of the Obligations, or any guarantor revokes or purports to revoke any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such guaranty.

     9.  BANK'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to use its best efforts to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower, to the extent of its own authority under any applicable leases, authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

               (e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of and for the purposes of allowing the Bank to exercise its rights under this

Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall, to the extent permitted under the terms thereof, inure to Bank's benefit;

               (g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

               (h)  Bank may credit bid and purchase at any public sale; and

               (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

          9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Even of Default during the term of this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account, and Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

          9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or
(c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower, except for losses caused by Bank's gross negligence or willful misconduct.

          9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

          9.8 Shares. Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

     10.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

     If to Borrower:  PhotoWorks, Inc.
                      1240 16th Avenue West
                      Seattle, WA  98119-3401
                      Attn:  Howard Lee
                      FAX:  (206) 284-5357

     If to Bank:      Imperial Bank
                      5330 Carillon Point
                      Kirkland, WA  98033
                      Attn:  JP Michael/Holly Dungan
                      FAX:  (425) 576-2810

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.  GENERAL PROVISIONS.

          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

     13.  JUDICIAL REFERENCE.

               (a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this document, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than Santa Clara County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of the Court (or any subsequently enacted
Rule). Each party shall have one peremptory challenge pursuant to CCP (S) 170.6. The referee shall (a) be requested to set the matter for hearing within sixty
(60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP (S) 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents which cannot be resolved by the parties shall be submitted to the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

               (b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

               (c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

               (d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, (S) 1280 through (S) 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                               PHOTOWORKS, INC.


                                               By: /s/ Howard Lee

                                               Title: President/CEO


                                                IMPERIAL BANK


                                                By: /s/ J. P. Michael

                                                Title: FVP and Manager

DEBTOR                  PHOTOWORKS, INC.
SECURED PARTY:          IMPERIAL BANK

                                   EXHIBIT A

                       COLLATERAL DESCRIPTION ATTACHMENT
                         TO LOAN AND SECURITY AGREEMENT

     All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created, written, produced or acquired, including, but not limited to:

          (i) all accounts receivable, accounts, chattel paper, contract rights (including, without limitation, royalty agreements, license agreements and distribution agreements), documents, instruments, money, deposit accounts and general intangibles, including, without limitation, returns, repossessions, books and records relating thereto, and equipment containing said books and records, all financial assets, all investment property, including securities and securities entitlements;

          (ii) all software, computer source codes and other computer programs (collectively, the "Software Products"), and all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, United States of America and foreign, obtained or to be obtained on or in connection with the Software Products, or any parts thereof or any underlying or component elements of the Software Products together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Bank (herein referred to as "Bank" or "Secured Party") to sue in its own name and/or the name of the Debtor for past, present and future infringements of copyright;

          (iii) all goods, including, without limitation, equipment and inventory (including, without limitation, all export inventory);

          (iv)  all guarantees and other security therefor;

          (v) all trademarks, service marks, trade names and service names and the goodwill associated therewith;

          (vi) (a) all patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (b) licenses pertaining to any patent whether Debtor is licensor or licensee, (c) all income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) the right (but not the obligation) to sue for past, present and future infringements thereof, (e) all rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (f) the reissues, divisions, continuations, renewals, extensions and continuations-in-part with any of the foregoing (all of the foregoing patents and applications and interests under patent license agreements, together with the items described in clauses (a) through (f) in this paragraph are sometimes herein individually and collectively referred to as the "Patents"); and

          (vii) all products and proceeds, including, without limitation, insurance proceeds, of any of the foregoing.

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                           WARRANT TO PURCHASE STOCK

Corporation:               PHOTOWORKS, INC., a Washington corporation
Number of Shares:          72,727
Class of Stock:            Common
Initial Exercise Price:    $ 1.00
Issue Date:                December 20, 2000
Expiration Date:           December 20, 2010 (Subject to Article 4.1)


     THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, IMPERIAL BANK or its assignee ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1.     EXERCISE.

     1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

     1.2  Conversion Right.  In lieu of exercising this warrant as specified in
Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

     1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the average closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the five business days immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater by more than ten percent (10%) than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

     1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

     1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

     1.6  Repurchase on Sale, Merger, or Consolidation of the Company.

          1.6.1 "Acquisition." For the purpose of this warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.6.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

          1.6.3 Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall have the option either to (a) deem this warrant to have been automatically converted pursuant to
Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or
(b) require the Company to purchase this warrant for cash upon the closing of the Acquisition for an amount per Share equal to three (3) times the warrant Price.

ARTICLE 2.  ADJUSTMENTS TO THE SHARES.

     2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

     2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

     2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

     2.4  Intentionally Omitted.

     2.5 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this warrant is unchanged.

     2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY.

     3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

          (a) All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

     3.3 Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

ARTICLE 4.  MISCELLANEOUS.

     4.1 Term. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to its expiration, this warrant shall be deemed to have been automatically exercised on the date of its expiration by "cashless" conversion pursuant to Section 1.2.

     4.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

     4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Imperial Bancorp, at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company.

     4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

                      Imperial Bank
                      Attn: Controllers Department
                      P.O. Box 92991
                      Los Angeles, CA 90009-2991

     with a copy to:

                      Imperial Bank
                      Attn: Warrant Administrator
                      Special Markets Division
                      P.O. Box 7279
                      San Francisco, CA 94120-7279

     4.6 Waiver. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     4.7 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     4.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts of law.

                                          PHOTOWORKS, INC.


                                          By: /s/ Howard Lee

                                          Name:  Howard Lee

                                          Title:  President/CEO


                                          By:
                                             -----------------------------------

                                          Name:
                                               ---------------------------------

                                          Title:
                                                --------------------------------

                                   APPENDIX I

                               NOTICE OF EXERCISE

     1. The undersigned hereby elects to purchase ______________________ shares of the ______________________ stock of PHOTOWORKS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

     1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to _________________________ of the shares covered by the warrant.

     [Strike paragraph that does not apply.]

     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

         Imperial Bank
         Attn: Controllers Department
         P.O. Box 92991
         Los Angeles, CA 90009
         Or Registered Assignee

     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

IMPERIAL BANK or Registered Assignee


---------------------------------------------
(Signature)


---------------------------------------------
(Date)